                                 EXHIBIT 10.U



Louisiana-Pacific Corporation
Legal Department
111 S.W, Fifth Avenue
Portland, Oregon 97204
503/221-0800
Fax 503/796-0105

Anton C. Kirchhof/General Counsel
Christopher M. (Kit) Keyes/Assistant General Counsel
Bert P. Krages II
Christopher J. Biencourt
Douglas P. Anderson
Lauri A. Newton
Blaire Rose Rios

August  17,  1995


Mr. Ronald L. Paul
143 River Plantation
Conroe, Texas 77302

Dear Mr. Paul:

    You have asserted claims against the Company for emotional distress, humiliation and anguish arising from the request by the Company that you resign as an officer and director of the Company and from the fact of the resignation. You have also asserted that the Company's request for such resignation was without good cause and that the psychological injuries you have suffered were a direct result of the Company's wrongful conduct. The Company denies all such assertions. However, in full satisfaction of all such claims, as well as any other claim you may have against the Company or any of its officers, directors, agents or attorneys, arising from your resignation or the termination of your services as an officer and director of the Company, the Company agrees as follows:

    1. Pay Through Date. Your resignation will be effective July 28, 1995. Your pay through date will be September 5, 1995, and will be inclusive of all unused and accrued vacation.

    2. Settlement. The Company shall make a single sum payment to you by check in the amount of $600,000. Such check shall be sent via expedited delivery no later than August 17, 1995.

    3. Medical Insurance. Your Company-provided health and welfare insurance will lapse on September 30, 1995. To the extent that the Company continues to maintain a medical plan for salaried employees, and subject to any future benefit or funding cost changes which apply to active salaried employees, you and your eligible dependents would be given the opportunity to participate thereafter at your expense until the earlier of (i) your participation in another employer's medical plan or (ii) your eligibility for Medicare benefits.

    4. Life Insurance. As provided in your CrownLife policy, you would have the opportunity to leave your whole life insurance policy in place by paying the quarterly premiums, to surrender the policy and receive any cash surrender value, or to convert the policy to a lower face value paid up policy.

    5. Stock Options. You will have 90 days from your pay through date to exercise any exercisable options.

    6. ESOT. Supplement Plan and Restricted Stock. The benefits that would have been accrued by you under the ESOT and the Supplemental Benefit Plan for salary paid during 1995 would be paid to you in a lump sum cash Payment. The fair market value (determined as of February 3, 1996) of shares of Restricted Stock that would have been earned by you under the Restricted Stock Plan for 1995 (i.e., based upon the Company's "return on equity") would be determined on a pro rata basis (i.e., multiplied by 7/12 and the percentage stipulations of the Plan) and would be paid to you in a lump sum cash payment.

    7. Indemnification. The Company would indemnify you to the extent permitted under its Bylaws and under applicable law. You will indemnify the Company against any IRS tax liability (including penalties and interest) arising from the forbearance of the Company to withhold federal income taxes from the settlement amount stated in Paragraph 2, above. If either party initiates action against the other to enforce the provisions of this indemnity paragraph, the prevailing party in such action shall be entitled to recover his or its costs, including reasonable attorneys' fees.

    8. Employment Status. Notwithstanding the pay through date contained in paragraph 1 and the continuation of benefits through such date, you will not be an employee of the Company following the effective date of your resignation for any purpose and you would have no access to Company facilities or assets except pursuant to a prior written agreement entered into with the Company.

    9. Execution of Agreement. This agreement may be executed in counterparts.

ATTEST                            LOUISIANA-PACIFIC CORPORATION

__________________________        By    /s/ ANTON C. KIRCHHOF
                                        General Counsel and Secretary

ATTEST                            Acknowledged and Agreed to by:

__________________________              /s/ RONALD L. PAUL